Exhibit 19.1
Final Form

MCGRAW HILL INC.
INSIDER TRADING POLICY
Effective as of July 2025

1.0PURPOSE
The purpose of this worldwide insider trading policy (the “Policy”) is to protect McGraw Hill Inc. (together with its direct and indirect subsidiaries, the “Company”) and its Associates (as defined below) from the legal and reputational consequences of violating applicable securities laws in connection with trading in the Company’s securities. Because we believe in the importance of transparency within the Company, we entrust our Associates with a significant amount of information about the Company, and we trust our Associates to act responsibly with respect to that information. In accordance with the Company’s Code of Business Ethics and related policies, as well as our commitment to the highest standards of legal and ethical conduct, this Policy sets forth the rules governing Associates’ trading in securities, disclosure of certain information, and compliance with insider trading laws and other applicable laws, rules, and regulations. Further, it is the policy of the Company not to engage in purchases, sales or other transactions involving the Company’s securities while aware of material nonpublic information relating to the Company or any of its securities.
2.0SCOPE / APPLICABILITY
2.1Applicable Individuals: Unless otherwise noticed, the Policy applies to all Covered Persons (as defined below), which include Associates of the Company and other individuals and entities associated with such persons. Certain sections of this Policy apply only to Company Insiders (as defined below), who may be more likely than others to possess material non-public information, or to Directors and Officers, who are subject to additional legal requirements and/or heightened public scrutiny as a result of their positions with the Company.
2.2Duration: With respect to each Associate, this Policy applies at all times during his or her service to the Company, including outside normal business hours and at times the Associate is acting outside the scope of his or her duties to the Company. Furthermore, certain prohibitions continue to apply following the cessation of an Associate’s service to the Company, including the prohibitions in Section 4.1 and 4.2. For clarification regarding the applicability of Quarterly Blackout Periods, Special Blackout Periods, or transaction preclearance requirements under this Policy following an Associate’s cessation of service, please contact the Office of the General Counsel.
3.2Exceptions: Nothing in this Policy should be construed as prohibiting an Associate from complying with, or as limiting an Associate’s rights under, any local, state, provincial, federal, or national laws and regulations, including those dealing with free speech, safeguarding employee rights, protecting concerted activities, and reporting emergencies or wrongdoing to appropriate governmental agencies.
3.0DEFINITIONS
3.1Associate: For purposes of this Policy, each of the following individuals is considered an “Associate” of the Company: Directors, executive officers, and employees, as well as any

Exhibit 19.1
contractors, consultants, and advisors who receive, in the course of their service to the Company, any material non-public information about the Company.
3.2Covered Person: For purposes of this Policy, each of the following individuals is considered a “Covered Person”: Associates, family members of an Associate who reside with such Associate (including a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, or sibling, or any such family member of an Associate’s spouse), any other individuals who live in the same household as an Associate, family members of an Associate who do not reside with such Associate but whose transactions in securities are directed by an Associate or are subject to an Associate’s influence or control, other persons with a close relationship of trust with an Associate such that there is a reasonable expectation of confidentiality, and entities (e.g., corporations, partnerships, and trusts) over which an Associate exercises control.
3.3Company Insiders: For purposes of this Policy, the following individuals are considered “Company Insiders”: Directors, Officers, and employees of the Company whose reporting lines are two levels or fewer from the Chief Executive Officer, employees of the Company in the Legal, Finance, Accounting, and Internal Audit departments whose reporting lines are three levels or fewer from the Chief Executive Officer, Associates who assist with the preparation of earnings releases or of Forms 8-K, 10-K and 10-Q, Associates with access to the Company’s systems showing financial forecasts, Associates who serve as members of the disclosure committee, and any other Associates so designated at the discretion of the Office of the General Counsel.
3.4Directors: For purposes of this Policy, members of the Board of Directors of the Company are referred to as “Directors.”
3.5Officers: For purposes of this Policy, each of the following individuals is considered an “Officer” of the Company: (i) the Chief Executive Officer, (ii) all other Section 16 reporting officers of the Company, and (iii) any other members of the Chief Executive Officer’s Senior Leadership Team (i.e., those Associates listed as such on the Company’s website and identified as such internally).
3.6Close of Business: For purposes of this Policy, the “Close of Business” on a given day is 5:00 pm Eastern Time.
3.7Securities: For purposes of this Policy, “Securities” include common stock, preferred stock, options, notes, bonds, and convertible securities, as well as derivative securities related to any of the foregoing, including derivative securities not issued by the issuer of the underlying securities.
3.8Third Party: For purposes of this Policy, each of the following is considered a “Third Party”: customer, vendor, competitor, and any other third-party partner of the Company.
3.9Material: Information is generally regarded as “material” if a reasonable investor would consider the information significant when making an investment decision or if the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about a company. Information dealing with the following subjects, whether positive or negative, is reasonably likely to be found material, as it would likely affect the market price of the Securities of the Company or of a Third Party: (i) changes in earnings estimates or projections of unusual gains or losses in major operations; (ii) proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; (iii) public offerings of securities; (iv) changes in policies regarding debt repayment, dividends, or share repurchases; (v) major changes in senior management; (vi)

Exhibit 19.1
significant changes in the Company’s prospects; (vii) the gain or loss of a substantial customer or vendor, or the award or loss of a significant contract; (viii) developments regarding significant litigation or government agency investigations; (ix) significant write-downs in assets or increases in reserves; (x) liquidity concerns; (xi) extraordinary borrowings; (xii) default under debt obligations or changes in debt ratings; and (xiii) significant cybersecurity incidents. The foregoing list is merely illustrative as it is not possible to identify in advance all information that could be considered material; courts have historically given a broad interpretation to what is deemed “material” information. If you are not sure whether information is considered “material,” you should either consult with the Office of the General Counsel or assume that the information is material.
3.10Non-public: Information is “non-public” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, etc.) or through a public filing with the SEC. For the purposes of this Policy, information will be considered “non-public” until after the Close of Business on the second full trading day following the widespread public release of such information. If the information is complex or is not widely disseminated, it may be considered “non-public” for an even longer period of time, to allow the information to be received and digested by investors. If you are not sure whether information is considered “non-public,” you should either consult with the Office of the General Counsel or assume that the information is non-public.
3.11Quarterly Blackout Period: For purposes of this Policy, a “Quarterly Blackout Period” will commence at the Close of Business on the day that is fifteen (15) calendar days prior to the end of the fiscal quarter and will end at the Close of Business on the second full trading day following the public issuance by the Company of its earnings release for the prior fiscal quarter.
3.12Office of the General Counsel: For purposes of this Policy, the “Office of the General Counsel” consists of the General Counsel and the Associate General Counsel responsible for securities and corporate governance.
4.0POLICIES
4.1General Prohibitions on Trading (All Covered Persons): Except as otherwise set forth in this Policy, no Covered Person may, directly or indirectly, purchase or sell, or offer to purchase or sell:
4.1.1Securities of the Company while in possession of material nonpublic information about the Company; or
4.1.2Securities of a Third Party while in possession of material nonpublic information about that Third Party that was obtained in the course of the Covered Person’s involvement with the Company.
4.2General Prohibitions on “Tipping” (All Covered Persons): Covered Persons are prohibited from providing the following to anyone outside the Company (including family members, relatives, friends, investment advisors, brokers, and any third-party advisors):
4.2.1Material non-public information about the Company; and
4.2.2Material non-public information about a Third Party that was obtained in the course of the Covered Person’s involvement with the Company;

Exhibit 19.1
with the exception of information disclosed to a third party (i) in compliance with any policies of the Company governing the issuance of any press release or making of any other public disclosure by an authorized spokesperson of the Company, or (ii) pursuant to a confidentiality agreement between the Company and such third party that is approved by the Office of the General Counsel, when such information is not expected to be the basis for trading decisions or to be shared with the public, either directly or indirectly.
4.3Prohibited Transactions (All Covered Persons): Covered Persons are prohibited at all times from engaging in the following transactions:
4.3.1Selling short the Securities of the Company (including short sales “against the box”);
4.3.2Buying or selling put or call options, forward contracts, equity swaps, collars, or other derivative securities related to the Securities of the Company, or entering into any other hedging or monetization transactions or similar arrangements with respect to the Securities of the Company; and
4.3.3Pledging Securities of the Company as collateral for a loan, holding Securities of the Company in a margin account, or purchasing Securities of the Company on margin.
4.4Quarterly Blackout Periods (Company Insiders): Except as otherwise set forth in this Policy, Company Insiders are prohibited from trading Securities of the Company during a Quarterly Blackout Period, when Company Insiders are presumed to possess material nonpublic information about the Company and its financial results. This prohibition extends to any Covered Persons (e.g., family members and entities) associated with a Company Insider. Although the prohibition on trading during a Quarterly Blackout Period applies only to Company Insiders (and other Covered Persons associated with them), all other Covered Persons are encouraged to exercise caution if trading during a Quarterly Blackout Period and are reminded of the general prohibition in Section 4.1 against trading while in possession of material non-public information about the Company.
4.5Special Blackout Periods (Certain Associates): From time to time, material nonpublic information regarding the Company (including, but not limited to, significant M&A activity) may prompt the Company to impose a “Special Blackout Period.” The Office of the General Counsel, in consultation with the Chief Executive Officer, the Chief Operating Officer (if any) and the Chief Financial Officer, shall determine when to impose a Special Blackout Period. Except as otherwise set forth in this Policy, certain enumerated Associates are prohibited from trading Securities of the Company (and, in certain cases, the Securities of a Third Party) during a Special Blackout Period. If the Company imposes a Special Blackout Period, it will promptly notify the Associates affected. This prohibition extends to any Covered Persons (e.g., family members and entities) associated with an affected Associate.
4.6Transaction Preclearance (Directors and Officers): Because Directors and Officers are likely to possess material non-public information on a regular basis and because the Directors and many of the Officers are subject to certain reporting obligations regarding transactions in the Securities of the Company, the Company requires that Directors and Officers receive written approval from the Office of the General Counsel in advance of any transaction in the Securities of the Company (with the exception of transactions noted in Section 5.1). This preclearance requirement extends to any Covered Persons (e.g., family members and entities) associated with a Director or Officer. The Office of the General Counsel may develop and revise specific preclearance procedures from time to time, in its discretion.

Exhibit 19.1
5.0EXCEPTIONS
5.1Exceptions to Trading Prohibitions and Transaction Preclearance Requirements: The trading restrictions of Sections 4.1, 4.4 and 4.5, and the transaction preclearance requirements of 4.6, do not apply to the following:
5.1.1Transactions made pursuant to a Rule 10b5-1 Trading Plan (including any 10b5-1 Trading Plan entered into in connection with, included within or attached to, any agreement providing for the grant of stock or stock-based awards which was entered into pursuant to the McGraw Hill, Inc. (formerly known as Mav Holding Corporation) Stock Incentive Plan, as amended from time to time) that meets the requirements set forth in Appendix A;
5.1.2The investment of 401(k) plan contributions in a Company stock fund, in accordance with the terms of the Company’s 401(k) plan, provided that any changes to investment elections regarding the Company’s stock would not qualify for this exception; and
5.1.3The purchase of Securities of the Company though a dividend reinvestment plan (a “DRIP”), provided that any changes to an election to participate in a DRIP would not qualify for this exception.
5.2Additional Exceptions to Trading Prohibitions: The trading restrictions of Sections 4.1, 4.4, and 4.5 do not apply to the following (which remain subject to the transaction preclearance requirements of Section 4.6):
5.2.1The exercise of stock options granted under the Company’s stock plans, provided that the exercise price and any applicable taxes are satisfied in cash or otherwise in a manner that does not involve an open market transaction (i.e., a “cashless” exercise would not qualify for this exception); and
5.2.2The bona fide gift or transfer of the Securities of the Company to another person or entity (including a trust of which the transferor is the trustee and beneficiary), unless the Covered Person making the gift or transfer knows, or has reason to believe, that the recipient of the Securities intends, or is likely, to sell such Securities while the Covered Person is aware of material non-public information about the Company or prior to the end of any Quarterly Blackout Period or Special Blackout Period then in place to which the Covered Person is subject.
6.0RESPONSIBILITIES
6.1Administration: The Company has appointed the Office of the General Counsel, and each individual member thereof, as the compliance officers for purposes of this Policy. The duties of the Office of the General Counsel include, but are not limited to, the following:
6.1.1Assisting with implementation and enforcement of this Policy;
6.1.2Ensuring that this Policy is circulated to employees and that they receive appropriate training regarding its content;
6.1.3Ensuring that the Policy is amended, as appropriate, in response to any changes in applicable law;

Exhibit 19.1
6.1.4Preclearing all transactions in Securities of the Company by Directors and Officers, in accordance with Section 4.6;
6.1.5Approving, on behalf of the Company, any Rule 10b5-1 Trading Plan that meets the requirements set forth in Appendix A entered into by a Covered Person with respect to the Securities of the Company;
6.1.6Communicating to Company Insiders and other affected employees regarding Quarterly Blackout Periods and Special Blackout Periods; and
6.1.7Ensuring that an effective whistleblower system remains in place through which suspected violations of this Policy may be reported.
6.2Compliance with Laws: This Policy provides only a general framework to assist Covered Persons in avoiding violations of insider trading laws. However, each Covered Person is ultimately responsible for his or her own compliance with all applicable insider trading laws.
6.3Associates’ Responsibility for Family Members and Other Third Parties: Inasmuch as the definition of “Covered Persons” includes family members, entities, and other individuals who are not Associates, Associates are responsible for ensuring that such “Covered Persons” with whom they are associated remain in compliance with the restrictions in this Policy and should, as necessary, review with them this Policy.
6.4Violations: Penalties for violating insider trading laws can be severe—for individuals involved in such unlawful conduct as well as for the Company, the Directors and Officers, and the individuals’ supervisors—and may include civil penalties and injunctions, criminal fines, and even prison sentences. Covered Persons should be aware that such penalties and sanctions may apply even if the Covered Person does not benefit financially, or otherwise, from the transaction or sharing of information. Associates who violate this Policy, or whose associated Covered Persons violate this Policy, may be subject to disciplinary action by the Company, separate from any civil or criminal penalties, up to and including termination of employment. If a Covered Person becomes aware of a violation of this Policy, the Office of the General Counsel should be consulted to determine the appropriate response, as potential consequences may be less severe in certain instances if the violation is self-reported.
6.5Exceptions: Only the Office of the General Counsel may authorize exceptions to this Policy.
* * *
This Policy was adopted by the Board, effective as of July 2025, and supersedes any previous policy of the Company concerning the matters addressed herein.

Exhibit 19.1
Appendix A
10b5-1 Plan Requirements
The Company’s Directors and Officers, together with any additional Associates who may be designated by the Office of the General Counsel from time to time (the “Eligible Insiders”), are eligible to enter into trading plans under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which allows individuals to (i) preestablish a plan for future trades with respect to the Securities of the Company at a time when the individual is not in possession of material non-public information about the Company, (ii) provide specific instructions to a third party to execute such trades on the individual’s behalf, and (iii) establish a defense against applicable insider trading laws for trades that take place at a time the individual is in possession of material non-public information about the Company.

In order to qualify as a “10b5-1 Plan” for purposes of this Policy, which would allow transactions thereunder to qualify for certain exceptions to the prohibitions and requirements of the Policy, as set forth in Section 5.1, the Eligible Insider and/or the trading plan must meet all of the following requirements:

1.The 10b5-1 Plan must be established in writing, signed and dated by the Eligible Insider, reviewed and approved by the Office of the General Counsel, signed by the Company, and filed with the Office of the General Counsel within five business days after the 10b5-1 Plan is established in writing. The 10b5-1 Plan must also include certifications from the Eligible Insider that:
a.he or she was not aware of any material non-public information about the Company or its Securities when he or she established the 10b5-1 Plan,
b.the 10b5-1 Plan is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Exchange Act, and
c.the Eligible Insider authorizes the Company to publicly disclose any details of the 10b5-1 Plan as may be required by the rules of the SEC or the NYSE, as amended from time to time.
2.The 10b5-1 Plan must be in a form that meets the requirements of Rule 10b5-1 and must explicitly provide for the Company’s right to suspend trades to the extent the Company deems such suspension to be in the best interests of the Company, as for example, where such suspension is necessary to comply with the requests of underwriters for “lock-up” agreements in connection with an underwritten public offering of the Company’s securities.
3.The 10b5-1 Plan may not be commenced during any Quarterly Blackout Period or any Special Blackout Period to which the Eligible Insider is subject.
4.The 10b5-1 Plan must specify that trading under such 10b5-1 Plan may not commence until the later of (a) ninety (90) days after the adoption of the 10b5-1 Plan, or (b) the third full trading day following the public disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for the fiscal quarter during which the 10b5-1 Plan was adopted1.
1 In its sole discretion, the Office of the General Counsel may authorize a shorter “cooling-off” period in the 10b5-1 Plan for an Associate who is not a Director or Officer of the Company so long as trading under such 10b5-1 Plan does not commence until a minimum of thirty (30) days after the adoption of the 10b5-1 Plan.

Exhibit 19.1
5.Each Eligible Insider is permitted to have only one active 10b5-1 Plan outstanding at any given time2, and each Eligible Insider is permitted to have only one single trade 10b5-1 Plan (i.e., a 10b5-1 Plan that is designed to effect a single transaction) during any period of twelve (12) months.
6.Each Eligible Insider must act in good faith with respect to the 10b5-1 Plan at all times during which it remains outstanding.
7.If the Eligible Insider is subject to reporting requirements under Section 16 of the Exchange Act, then he or she must indicate by checkbox on any Form 4 or Form 5 that applicable reported transaction effected under the 10b5-1 Plan is intended to satisfy the affirmative defense conditions of Rule 10b5-1. Furthermore, any Form 4, Form 5, or Form 144 must comply with any other rules or requirements of the SEC, as amended from time to time, with regard to the reporting of transactions pursuant to Rule 10b5-1.
8.Any changes or modifications to an existing 10b5-1 Plan with regard to the amount, price, or timing of the purchase or sale of Securities underlying the 10b5-1 Plan, or a modification or change to a written formula, algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such Securities, will be deemed to be a termination of the original 10b5-1 Plan and the adoption of a new 10b5-1 Plan, which must comply with the same requirements above, including the “cooling-off period” set forth in paragraph 4 of this Appendix A.
9.For the avoidance of doubt, an Eligible Insider is permitted to cancel an existing 10b5-1 Plan while in possession of material non-public information or during a Quarterly Blackout Period or a Special Blackout Period. Any cancelation of an existing 10b5-1 Plan must be established in writing, signed and dated by the Eligible Insider, reviewed and approved by the Office of the General Counsel, signed by the Company, and filed with the Office of the General Counsel within five (5) business days after such cancelation.
10.For the avoidance of doubt, if an Eligible Insider is subject to reporting requirements under Section 16 of the Exchange Act, then the Company is required to disclose the adoption or termination by such Eligible Insider of a 10b5-1 Plan in the Company’s Form 10-Q or Form 10-K covering the fiscal period during which the 10b5-1 Plan was adopted or terminated, as well as a description of the material terms of the 10b5-1 Plan, including the name and title of the Eligible Insider, the date of adoption or termination of the 10b5-1 Plan, the duration of the 10b5-1 Plan, and the aggregate number of Securities to be sold or purchased under the 10b5-1 Plan. In order for the Company to comply with such reporting obligations, for the avoidance of doubt, and without limiting the Company’s obligation to approve applicable actions, each such Eligible Insider shall notify the Company of any adoption, amendment, modification, suspension, or termination of a 10b5-1 Plan promptly (i.e., within 24 hours) after such action is taken.

2 For the avoidance of doubt, a 10b5-1 Plan will be considered “active” only during the period of time during which trades may be placed according to the terms thereof. An Eligible Insider may enter into a new 10b5-1 Plan while an existing 10b5-1 Plan remains outstanding, provided that trades under the later-commencing 10b5-1 Plan will not commence until after (a) all trades under the earlier-commencing 10b5-1 Plan are completed or expire without execution, and (b) if the earlier-commencing 10b5-1 Plan is terminated early, the satisfaction of the appropriate “cooling-off” period, which begins at the time of such plan termination.